EXHIBIT 23(f)

               [Wasserstein Perella & Co., Inc. Letterhead]

                CONSENT OF WASSERSTEIN PERELLA & CO., INC.

      We hereby consent to (i) the inclusion of our opinion letter (the "Wasserstein Opinion") dated February 6, 1997 to the Board of Directors of Revco D.S., Inc. as Annex C to the Joint Proxy Statement/Prospectus constituting part of this Registration Statement on Form S-4 and (ii) the references to our firm in the Joint Proxy Statement/Prospectus. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                           WASSERSTEIN PERELLA & CO., INC.


New York, New York
March 28, 1997